Exhibit 5

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT, dated as of October 31, 2018 (this “Agreement”) is between WC SACD One Parent, Inc., a Delaware corporation (“Parent”) and the stockholder of Intersections, Inc., a Delaware corporation (the “Company”) listed on Schedule I hereto (“Stockholder”).

RECITALS

WHEREAS, Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of shares of common stock, par value $0.01, of the Company (“Shares”) set forth opposite Stockholder’s name on Schedule I hereto (the “Owned Shares”; the Owned Shares and any additional Shares and any other voting securities of the Company which Stockholder acquires record and/or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise, vesting or conversion of any securities, Stockholder’s “Covered Shares”);

WHEREAS, Parent, WC SACD One Merger Sub, Inc, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, on the terms and subject to the conditions set forth therein, for Merger Sub to commence a tender offer to purchase any and all of the outstanding Shares pursuant to the terms of the Offer as set forth in the Merger Agreement and for the merger of Merger Sub with and into the Company (the “Merger”) as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, with the Company continuing as the surviving corporation in the Merger;

WHEREAS, the Company and certain investors (including Parent and Stockholder) (the “Investors”) have entered into that certain Note Purchase and Exchange Agreement, dated as of the date hereof (as the same may be amended from time to time, the “NPA”) which provides, among other things, on the terms and subject to the conditions set forth therein, for the issuance and sale to Parent of senior secured convertible notes of the Company (the “Notes”) in an aggregate principal amount of $30,000,000 and the exchange by Stockholder of certain unsecured convertible notes previously issued by the Company for $1,000,000 in aggregate principal amount of Notes;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and Parent to enter into the NPA, and to consummate the transactions contemplated thereby, including the Merger and the issuance of the Notes, Parent and Stockholder are entering into this Agreement; and

WHEREAS, Stockholder is entering into that certain Contribution and Assignment Agreement with WC SACD One, Inc., a Delaware corporation and the direct parent of Parent (“Holdings”), as of the date hereof (the “Contribution Agreement”), concurrently herewith, pursuant to which Stockholder is agreeing, on the terms set forth therein, to contribute to Holdings certain of its Covered Shares (the “Rollover Shares”). Capitalized terms used herein without definition have the meanings set forth in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

1. Agreement to Tender the Tender Shares.

(a) Subject to the terms hereof, Stockholder agrees to promptly (and, in any event, not later than five (5) Business Days after the commencement of the Offer) (i) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, such number of Covered Shares set forth opposite Stockholder’s name in Schedule I hereto under the heading “Tender Shares” (the “Tender Shares”) (free and clear of any Liens), (ii) deliver all other documents or instruments required to be delivered by Stockholder pursuant to the terms of the Offer, and (iii) if Stockholder acquires beneficial ownership of any additional outstanding Shares during the term of this Agreement (excluding, for the avoidance, of doubt any additional Shares deemed to be the Rollover Shares pursuant to the terms of the Contribution Agreement), to promptly (after the commencement of the Offer and, in any event, not later than the earlier of (x) three (3) Business Days after Stockholder acquires beneficial ownership of such Shares and (y) the Termination Date) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional Shares.

(b) Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any Tender Shares from the Offer prior to the Termination Date.

(c) Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment Shares tendered into the Offer, including any Tender Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

(d) If the Merger Agreement is terminated prior to the Effective Time, Parent and Merger Sub shall, or shall cause any depository or other party acting on behalf of Parent and Merger Sub to, promptly return to Stockholder all Shares tendered by Stockholder in the Offer and shall take all such actions as are necessary to restore Stockholder to the position it was in with respect to ownership of the Shares prior to its tender of such Shares.

2. Agreement Not to Tender the Rollover Shares. Stockholder hereby agrees (a) not to tender or cause to be tendered into the Offer any of such Stockholder’s Rollover Shares, and (b) if from time to time any such Rollover Shares are tendered into the Offer, promptly to withdraw or cause to be withdrawn such Rollover Shares from the Offer.

3. Vote. From the date hereof until the Termination Date (as defined herein), Stockholder irrevocably and unconditionally agrees that it shall at any duly called meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company:

(a) when a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any; and

(b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto):

(i) in favor of the Merger, the adoption of the Merger Agreement and any other matters relating to and/or necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement;

(ii) in favor of any proposal to adjourn or postpone the meeting to a later date if a quorum is not present or if there are not sufficient votes for the adoption of the Merger Agreement;

(iii) against (A) any action, proposal, agreement or transaction made in opposition to or competition with the Merger or the Merger Agreement, (B) any proposal for any recapitalization, material business transaction, reorganization, liquidation, winding up of the Company, dissolution, amalgamation, consolidation, merger, sale of assets or other business combination between the Company and any other Person, or any other action or transactions involving the Company (other than the Merger), (C) any other action that would or could reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the timely consummation of the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement (including the performance by Stockholder of its obligations under this Agreement) or any transaction that results in or could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement, (D) any change in the board of directors of the Company (other than as contemplated by the Merger), (E) any change in the present capitalization or dividend policy of the Company (including without limitation any extraordinary dividend or distribution by the Company) or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved by Parent and (F) any other change in the Company’s corporate structure or business; and

(iv) in favor of any proposal to (A) permit the conversion of all the Notes, and any preferred stock of the Company into which the Notes are otherwise convertible, into shares of common stock of the Company, (B) increase the number of shares of common stock and preferred stock authorized pursuant to the Company’s Certificate of Incorporation, as amended, to permit the conversion of the Notes pursuant to clause (A) above and pursuant to Section 5.7 of the NPA, and (C) permit the exercise of certain preemptive rights in favor of the Investors pursuant to Section 5.3 of the NPA.

4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE EXECUTIVE OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN SECTION 3. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE). TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL AUTHORITY HEREIN CONFERRED SHALL SURVIVE THE DEATH OR INCAPACITY OF STOCKHOLDER AND SHALL BE BINDING UPON THE HEIRS, ESTATE, ADMINISTRATORS, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS OF STOCKHOLDER.

(b) The proxy granted in this Section 4 shall automatically expire and be deemed automatically revoked upon the Termination Date.

5. No Inconsistent Agreements. Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any tender or voting agreement or voting trust with respect to any Covered Shares, and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares.

6. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Parent to Stockholder (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 14 through 28 shall survive the termination of this Agreement; and provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

7. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a) Stockholder is the record and beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of all Liens other than as created by this Agreement. Stockholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(b) As of the date hereof, other than the Owned Shares and the Equity Awards identified on Schedule I hereto, Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(c) Other than as provided for in this Agreement and the Contribution Agreement with respect to the Rollover Shares, the Covered Shares are not subject to any voting trust agreement or other Contract to which Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Covered Shares. Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement.

(d) Stockholder has full legal power and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder.

(e) This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If Stockholder is married, and any of the Covered Shares of Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(f) Neither the execution, delivery or performance of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby nor compliance by Stockholder with any of the provisions hereof shall (i) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Stockholder pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of Stockholder’s properties or assets.

(g) As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against any Stockholder or, to the knowledge of Stockholder, any other Person or, to the knowledge of Stockholder, threatened against Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party (including Stockholder) of its obligations under this Agreement.

(h) Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement and Parent is entering into the NPA in reliance upon Stockholder’s execution and delivery of this Agreement and the accuracy of the representations and warranties of Stockholder contained herein.

8. Certain Covenants of Stockholder.

(a) Subject to Section 9 hereof, Stockholder, for itself and its Affiliates (other than the Company), hereby covenants and agrees to be bound by Section 6.2 of the Merger Agreement as if Stockholder were a party thereto and subject to the covenants contained therein. Stockholder acknowledges that Stockholder has received and reviewed copies of the Merger Agreement, the NPA and each agreement ancillary thereto.

(b) Prior to the Termination Date, and except as expressly provided herein or as contemplated by the Contribution Agreement, Stockholder shall not (i) tender into any tender or exchange offer other than the Offer, (ii) sell, transfer, pledge, hypothecate, distribute, grant, gift, encumber, assign or otherwise dispose of (including by merger or operation of law and whether constructively or otherwise, record or beneficial ownership or both) (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) enter into any short sale with respect to the Covered Shares or substantially identical property or enter into or acquire an offsetting derivative contract with respect to the Covered Shares or substantially identical property, (iv) transfer any of the economic interest in the Covered Shares or enter into any transaction that has such effect, (v) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares, or (vi) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Section 8(b) or otherwise in this Agreement, Stockholder may Transfer all or a portion its Covered Shares to an affiliate controlled by Stockholder (any such affiliate being a “Permitted Transferee”); provided, however, that a Transfer referred to in this Section 8(b) shall be permitted only if, as a precondition and prior to any such Transfer, (x) the Stockholder confirms in writing to Parent that (1) the proposed transferee is a Permitted Transferee, (2) Stockholder has sole control over such Permitted Transferee and will have sole voting and dispositive control over any Covered Shares held by such Permitted Transferee, and (3) Stockholder covenants and agrees that through the Closing it shall continue to have sole control over such Permitted Transferee; (y) the Stockholder obtains the prior written consent of Parent to such Transfer (which consent shall not be unreasonably withheld, conditioned or delayed), and (z) the Permitted Transferee (1) shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement, and, if any Covered Shares to be Transferred to such Permitted Transferee are Rollover Shares, shall have executed and delivered to Holdings a counterpart of the Contribution Agreement pursuant to which such Permitted Transferee shall be bound by all of the terms and provisions of the Contribution Agreement, and shall have agreed in writing with Holdings to hold such Rollover Shares or interest in such Rollover Shares subject to all of the terms and provisions of the Contribution Agreement, (2) represents and warrants in writing to Parent and Holdings, as applicable, that there is no action, suit, investigation, complaint or other proceeding pending against such Permitted Transferee or, to the knowledge of such Permitted Transferee, threatened against such Permitted Transferee that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement (and in additionally in the case of any proposed Transfer to the Permitted Transferee of Rollover Shares, that restricts or prohibits (or, if successful would restrict or prohibit) the exercise by Holdings of its rights under the Contribution Agreement) or the performance by the Permitted Transferee or Parent of its obligations under this Agreement (and in the case of any proposed Transfer to the Permitted Transferee of Rollover Shares, the performance by the Permitted Transferee or Holdings of its obligations under the Contribution Agreement), (3) represents and warrants in writing to Parent that each of the representations and warranties set forth in Sections 7(a), (c), (d), (e), (f) and (h) are true and correct with respect to such Permitted Transferee (treating all references therein to “Stockholder” to refer to the “Permitted Transferee”), and (4) in the case of a proposed Transfer to the Permitted Transferee of Rollover Shares, represents and warrants in writing to Holdings that each of the representations and warranting set forth in Section 6 of the Contribution Agreement are true and correct with respect to such Permitted Transferee (treating all references therein to “Transferor” to refer to the “Permitted Transferee”).

(c) Any Transfer in violation of Section 8(b) shall be void. Stockholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares. If so requested by Parent, Stockholder agrees that the certificates representing Covered Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 4(a).

(d) Prior to the Termination Date, in the event that Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Covered Shares and Tender Shares held by such Stockholder set forth on Schedule I hereto will be deemed amended to include any such additional Shares accordingly (provided that the number of Tender Shares shall not include any additional Shares that are deemed to be Rollover Shares) and such Shares or voting interests shall automatically become Covered Shares and Tender Shares (provided that the number of Tender Shares shall not include any additional Shares that are deemed to be Rollover Shares) subject to the terms of this Agreement. Stockholder shall promptly notify Parent and the Company of any such event.

(e) Prior to the Termination Date, Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, join or voluntarily aid any Action in law or in equity, in any court or before any Governmental Entity, which alleges that the execution and delivery of the Merger Agreement or the NPA by the Company, or the approval of the Merger Agreement or the NPA by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof or which otherwise challenges the Merger Agreement or the NPA.

9. Stockholder Capacity. This Agreement is being entered into by Stockholder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall (i) restrict or limit the ability of Stockholder, as an Investor, to take any action in its capacity as an Investor to the extent specifically permitted by the NPA or (ii) restrict or limit the ability of any person who is a director, officer, agent or other authorized representative (including an executor) of Stockholder and is also a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement (it being understood that nothing in this Agreement will be construed to prohibit, limit or restrict any person described in clause (ii) of this paragraph from exercising his or her fiduciary duties as a director or officer of the Company).

10. Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have under Section 262 of the DGCL or otherwise under any applicable Law.

11. Disclosure. Stockholder hereby (a) consents to and authorizes the publication and disclosure by Holdings, Parent, Merger Sub and the Company (including in the Offer Documents, the Schedule 14D-9 or any other publicly filed document relating to the Offer, the Merger, the Notes or the transactions contemplated by the Merger Agreement or the NPA) of (i) Stockholder’s identity, (ii) Stockholder’s beneficial ownership of Shares or Equity Awards (including the number of such Shares or Equity Awards beneficially owned by Stockholder), and (iii) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Holdings, Parent, Merger Sub or the Company reasonably determines to be required in any publicly filed document in connection with the Offer, the Merger, the Notes or otherwise with respect to the transactions contemplated by the Merger Agreement or the NPA (provided that Parent will provide, or cause to be provided, to Stockholder a draft of any document containing such disclosure a reasonable time prior to the publication, disclosure or filing thereof), and (b) agrees as promptly as practicable to notify Holdings, Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document. During the term of this Agreement, Stockholder agrees that it will consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, except as may be required in connection with the Offer in any Form 4, Schedule 13D, Schedule 13G (including any amendments to the foregoing forms and schedules) or other disclosure required by the SEC or other Governmental Entity to be made by Stockholder in connection with the Offer, provided that to the extent permissible, Stockholder shall deliver to Parent a copy of each such Form 4, Schedule 13D, Schedule 13G (including any amendments to the foregoing forms and schedules) or other disclosure so required prior to filing the same.

12. Further Assurances. From time to time during the term of this Agreement, at the request of Parent, Stockholder shall take such further action as may reasonably be deemed by Parent to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

13. Non-Survival of Representations and Warranties. The representations and warranties of Stockholder contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

14. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by a writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e mail, upon written confirmation of receipt by facsimile, e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered (i) if to Stockholder, to the address set forth on Schedule I hereto, or to such other address as Stockholder shall have furnished to the Company in writing, and (ii) if to Parent, to WC SACD One Parent, Inc., c/o iSubscribed Inc., 15 Network Drive, Burlington, MA 01803, Attention: Hari Ravichandran (with a copy to Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Suite 4000, Los Angeles, California 90067, Attention: Ari B. Lanin, Esq., Facsimile No.: (310) 552-7046), or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

16. Interpretation. When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

17. Entire Agreement. This Agreement (including the schedules hereto), together with the Merger Agreement, the NPA and the Contribution Agreement, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

18. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except Holdings shall be deemed a third party beneficiary of Section 8(b) of this Agreement.

19. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

20. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

21. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, which consent in the case of a proposed assignment by: (a) Stockholder to a proposed Permitted Transferee shall not be unreasonably withheld, conditioned or delayed by Parent provided the conditions to Transfer to such Permitted Transferee in Section 8(b) are satisfied or (b) Parent to an Affiliate shall not be unreasonably withheld, conditioned or delayed by Stockholder. In the event Parent assigns any or all of its rights, interests and obligations under this Agreement to an Affiliate as permitted by this Section 21, all references herein to Parent shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment. Any such assignment not in conformity with the terms of this Section 21 shall be null and void.

22. Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement, the parties acknowledge and agree that each party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

23. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

24. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

26. Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

27. No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto

28. No Ownership Interest in Covered Shares. Except as otherwise provided herein or in the Contribution Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall not have any authority to direct Stockholder in the voting or disposition of any of the Covered Shares, except as expressly provided herein.

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IN WITNESS WHEREOF, Parent and Stockholder have caused to be executed or executed this Agreement as of the date first written above.

WC SACD ONE PARENT, INC.,

By:	/s/ Hari Ravichandran
Name:	Hari Ravichandran
Title:	Chief Executive Officer

Signature page to Tender and Support Agreement

STOCKHOLDER

/s/ David A. McGough
(Signature)

David A. McGough
(Individual Name)

Signature page to Tender and Support Agreement

AGREEMENT OF SPOUSE

I, Thuy McGough, spouse of David A. McGough, acknowledge that I have read the Tender and Support Agreement, dated October 29, 2018 (the “Support Agreement”), by and among my spouse and WC SACD One Parent, Inc., a Delaware corporation (“Parent”), I am aware that by the provisions of the Support Agreement, my spouse has agreed to take or refrain from taking, as the case may be, certain actions with respect to my spouse’s Covered Shares (as defined in the Support Agreement), which such Covered Shares I may have a community property or other interest in. I hereby consent to and approve in all respects the Support Agreement and all of the transactions and agreements contemplated thereby, including without limitation the grant of the irrevocable proxy provided for therein to Parent, its executive officers and any other designee of Parent, and hereby agree to be bound by the terms and conditions of the Stockholder Agreement as if a Stockholder party thereto.

/s/ Thuy McGough
Name: Thuy McGough

SCHEDULE I

Stockholder	Address	Owned Shares	Equity Awards	Covered Shares	Tender Shares
David A. McGough		1,156,817[1]	RSUs: 31,250	1,196,817[1]	388,067

			Options: 8,750

	with a copy to:

[1]	Assumes conversion of Note held by Stockholder into 440,529 Shares prior to the effective time of Stockholder’s contribution of the Rollover Shares to Holdings pursuant to the Contribution Agreement.